EXHIBIT 10.5


                                FORMICA LIMITED
                           Coast Road-North Shields
                             Tyne & Wear NE29 8RE
                                United Kingdom

                                                                 October  , 1997
Dear Mr. Adams:

     Reference is made to your employment agreement with the Company dated 14th March, 1990 (the "Agreement"). This will confirm that the first sentence under the caption "Termination of Employment" on page 6 of the Agreement is hereby amended in its entirety to read:

     "You are entitled to receive twelve months notice of termination of your employment."

     In addition, the last sentence of the first paragraph under such caption
("When you are .... notice.") is hereby deleted in its entirety.

     Except as expressly modified herein, all other terms and conditions of the Agreement remain unmodified and in full force and effect.

     Please sign and return the enclosed copy of this letter indicating your acceptance of the modification to the Agreement set forth above.

                                             Very truly yours,

                                             FORMICA LIMITED

                                             By:
                                                -------------------------------

ACCEPTED AND AGREED:


--------------------------------------
William Adams


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                             [FORMICA LETTERHEAD]

[FORMICA LOGO]                                                  Formica Limited
Formica Limited
Coast Road, North Shields
Tyne & Wear NE29 8RE
Telephone: 091 259 3000
Telex: 53295 Fax: 091 258 2719


AS/VMS

14th March, 1990

Mr. W. Adams
9 Warwick Close
Seghill
Cramlington
Northumberland

Dear Mr. Adams,

In accordance with the Employment (Consolidation) Act 1978, the terms and conditions upon which Formica Limited, Coast Road, North Shields, Tyne & Wear NE29 8RE employs you, Mr. W. Adams, at Formica Limited are herein set out. This 'Statement' dated as above, supersedes any previous Contract of Employment you may have with Formica Limited.

The Company has arranged a Group Health Care Scheme with British United Provident Association for all employees. The subscription for yourself is paid by the Company and you can include your dependants at a subscription subsidised by the Company.

As membership of the scheme is optional, the Company has the right to terminate the scheme or vary the terms upon which it operates without varying the terms and conditions of your employment.

The Company also operates an Ill Health Scheme; details are contained in the Company's Pension booklet which is available from the Pensions Department.

Changes in Terms and Conditions

In accordance with the legislation, changes in terms and conditions will be notified to you as follows:

a) Changes of a general nature affecting your employment will normally be notified by notices posted on the notice board;

b) Changes in your own status of employment will be notified to you personally in writing;

c) Changes in your salary and allowances (if applicable) will be notified on your payslip;


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                                      -2-


The Terms and Conditions relating to your employment are as follows:-

Job Title

You are employed as Plant Manager.

Commencement of Employment

Your employment with Formica Limited begins on 19th February 1968.

Your employment with any previous employers does not count as part of your continuous period of employment.

Remuneration

Your salary is E32,000 per annum, payable monthly on the 15th day of the month by credit transfer into your bank account.

Further, you will also benefit from any incentive scheme for the time being in effect to the extent and in the manner determined by the Company and notified to you by the Managing Director.

Normal Hours of Work

You are required, unless prevented by ill health, to devote the whole of your time and attention to the duties of your appointment.

Your normal hours of work are from 9.00 am to 5.00 pm, Monday to Friday inclusive, with a one hour break for lunch each day, but you may be required to work additional hours without recompense. It is in the nature of your job that considerable flexibility of working will be required.

Holidays

You are entitled to 25 working days paid holiday for each complete calendar year (January - December). In addition, you are entitled to all Public and Bank Holidays designated for England or the United Kingdom as a whole. Holidays must be taken by the year end or agreement reached with the Managing Director by the end of the year on specific arrangements to take them by 31st March of the following year.

It is a condition of employment that you must take your holidays during the agreed shutdown periods or as otherwise indicated. Other holidays may be taken by mutual agreement with the Managing Director.


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                                      -3-


Company Sick Pay

Your entitlement to sick pay in a 12 month period is 26 weeks at your normal salary, (any payment of SSP will be included in this figure).

After 26 weeks absence consideration under the salary continuance arrangement can be given to those who are members of the Company Pension Scheme have 5 years pensionable service and are over 30 years of age.

As a member of the Pension Scheme and fulfilling the necessary service and age requirements, after 26 weeks sickness absence consideration would be given under the salary continuance arrangements if this was appropriate.

Pension and Life Assurance Scheme

You are a member of the Company's Contributory Pension and Life Assurance scheme

The Contracted-out Certificate number is S0621759A and the Employers reference is E3804178J.

Grievance Procedure

If you consider you have a grievance relating to your employment you should raise it with the Managing Director.

Disciplinary Procedure

The company Disciplinary Procedure will apply to you and any matters would be handled by the Managing Director.

Inventions

The nature of your duties and your responsibilities are such that you have a special obligation to further the interests of the Company's business.

a) If you shall either solely or jointly invent make or discover any invention, device, design, art, product, process or mechanical or other contrivance which relates to or is useful in connection with any process, product or appliance carried on, made or dealt with by the company (all of which are hereinafter referred to by the term "Invention") such Invention shall forthwith be communicated to the Secretary of the Company.


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                                      -4-


b) An Invention and all rights therein shall belong to you if it is an invention within the meaning of the Patents Act 1977 ("the Act") and it belongs to you by virtue of Section 39 (2) of the Act. All other inventions and all rights therein belong to the Company. References in this Clause to Inventions belonging to you or to the Company shall be construed accordingly.

c) You shall not, without the consent in writing of the Company divulge or communicate any Invention to any third party nor use the same for your own personal benefit or otherwise than for the benefit of the Company save as provided for in paragraph (d).

d) on communication of any Invention which belongs to you the Company will consider the same and shall be entitled to negotiate with you regarding the acquisition of any or all rights, title and benefit in such Invention. You shall not, without the consent in writing of the Company, disclose the same to any third party (save only you may divulge the same to a chartered Patent Agent for the purpose of seeking protection for such Invention) nor use the same for your own personal benefit or otherwise than for the benefit of the Company until the Company has, in writing, declined to enter into such negotiation or six months after the date of said communication, whichever is the sooner, provided that if such negotiations are entered into no disclosure of such Invention to any third party shall be made until the conclusion thereof and such disclosure may then only be made to such extent as the Company shall consent in writing (such consent not to be unreasonably withheld).

e) With regard to any Invention which belongs to the Company and/or any Invention which originally belonged to you and is acquired from you by the Company, the Company shall have the right at any time to require you, at the Company's expense, to execute all such documents and do all such acts and things as may in the opinion of the Company be necessary or convenient:-

     (i)   to vest such Invention in the Company or it's assigns;


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                                      -5-


     (ii) to enable any application to be made, prosecuted amended or abandoned and any appeal to be made in respect of such Application in the name of the Company or its assigns, or of yourself whether alone or jointly with the Company or some other person or body in all or any countries of the World;

     (iii) to assign to the Company, or as it shall direct, all your rights of whatever nature (including without limitation your rights in any Letters Patent or Registered or Copyright or any Application therefor) in or in respect of such invention or your rights, title and interest in any such rights belonging to you jointly with the Company or some other person or persons.

f) A copy of the Act is available in the Personnel Department for inspection on request at any convenient time during the working day.

Confidentiality

You agree to keep secret and not at any time either before or after the termination of your employment (whether such termination is in accordance with the terms of the contract or otherwise) use for your own or another's advantage or reveal to any person, firm or company any of the trade secrets, business methods or business information of the company which you know or ought reasonably to have known to have been confidential concerning the business or affairs of the company including but not limited to information about the company's products, production methods, technical developments, production processes, new product developments, marketing plans in so far as it shall have come to your knowledge during your employment. You acknowledge that in your position as Plant Manager you have access to detailed information concerning the above matters which information is of a confidential nature.


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                                      -6-


Expenses

Whenever you are required to travel on Company business your reasonable travelling and subsistence expenses will be reimbursed following prior agreement on the nature of these.

Part-Time Employment

For the duration of your employment with the Company you may not enter into any other business in any way related to that of the Company without the written consent of the Company.

Termination of Employment

You are entitled to receive three months notice of termination of your employment. Such notice to run from the first day of the calendar month following that in which it is given. When you are aged fifty years you are entitled to six months notice.

The Company reserves the right to make payment in lieu of notice.

If you are dismissed for serious misconduct or breach of contract, such dismissal may be summary and without notice.

You are required to give the Company three months notice of termination of employment, irrespective of the length of your service; such notice to run from the first day of the calendar month following that in which it is given.

Health and Safety

The Company has a Health and Safety policy with which you must comply for the sake of the health and safety of all employees.


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                                      -7-


Company Rules

Company rules are displayed at each location. A condition of employment is that you undertake to become familiar and comply with these rules.

By way of acknowledgement of, and agreement to, these terms of employment will you please sign the second copy and return it to the Resources Director.

/s/ A. Smith
A. Smith
Resources Director
------------------

I acknowledge receipt of this 'Statement'.

Signed:.......................................Date..............................